Exhibit 99.1

CORESITE REPORTS STRONG THIRD-QUARTER REVENUE AND EARNINGS GROWTH

Funds from operations increased 18% year over year

Raising 2014 guidance

DENVER, CO — October 30, 2014 — CoreSite Realty Corporation (NYSE:COR), a premier provider of secure, reliable, high-performance data center solutions, today announced financial results for the third quarter ended September 30, 2014.

Quarterly Highlights

•                  Reported third-quarter funds from operations (“FFO”) of $0.55 per diluted share and unit, representing 17.0% growth year over year

•                  Reported third-quarter total operating revenues of $70.5 million, representing a 16.3% increase year over year

•                  Executed new and expansion turn-key data center leases representing $7.6 million of annualized GAAP rent at a rate of $141 per square foot

•                  Realized rent growth on signed renewals of 3.0% on a cash basis and 10.6% on a GAAP basis and recorded rental churn of 1.2%

•                  Commenced 45,014 net rentable square feet of new and expansion leases with GAAP annualized rent of $135 per square foot, increasing stabilized data center occupancy to 86.4%

Tom Ray, CoreSite’s Chief Executive Officer, commented, “The third quarter reflected continued execution and ongoing momentum throughout the organization.” Mr. Ray continued, “We are pleased with the execution of our sales and marketing teams thus far this year as evidenced by our quarterly results. Leasing activity was healthy across the portfolio, led by the Silicon Valley, New York, Chicago, and Los Angeles markets. We believe our activities closing out 2014 point toward another year of solid growth in 2015, as we set the stage for anticipated new developments within existing facilities across multiple markets in our portfolio, including at BO1, CH1, DE1, NY2, and VA2, and we continue to evaluate developing additional capacity at LA2 and on our Coronado Campus in Santa Clara.”

Financial Results

CoreSite reported FFO attributable to shares and units of $25.9 million for the three months ended September 30, 2014, an 18.4% increase year over year and a decrease of 3.1% on a sequential basis, owing in part to the previously-reported $3.7 million non-recurring benefit recorded in the second quarter related to adjustments to accruals for real estate taxes. On a per diluted share and unit basis, FFO increased 17.0% to $0.55 for the three months ended September 30, 2014, as compared to $0.47 per diluted share and unit for the three months ended September 30, 2013.

Total operating revenues for the three months ended September 30, 2014, were $70.5 million, a 16.3% increase year over year. Data center revenues for the three months ended September 30, 2014, were $68.5 million, a 16.7% increase year over year. CoreSite reported net income attributable to common shares of $3.1 million, or $0.14 per diluted share.

Sales Activity

CoreSite executed 118 new and expansion data center leases representing $7.6 million of annualized GAAP rent during the third quarter, comprised of 54,123 NRSF at a weighted-average GAAP rate of $141 per NRSF.

CoreSite’s renewal leases signed in the third quarter totaled $12.1 million in annualized GAAP rent, comprised of 55,262 NRSF at a weighted average GAAP rate of $219 per NRSF, reflecting a 3.0% increase in rent on a cash basis and a 10.6% increase on a GAAP basis. The third-quarter rental churn rate was 1.2%.

CoreSite’s third-quarter data center lease commencements totaled 45,014 NRSF at a weighted average GAAP rental rate of $135 per NRSF, which represents $6.1 million of GAAP annualized rent.

Development Activity

CoreSite had 50,000 NRSF of data center space under construction at VA2 in Reston, Virginia, at the end of the third quarter. As of September 30, 2014, CoreSite had incurred $69.7 million of the estimated $74.9 million required to complete this project.

During the third quarter, CoreSite also began construction on 15,149 NRSF of data center space at BO1 in Boston, which the company expects to complete in the second quarter of 2015 at an estimated cost of $9.5 million.

Balance Sheet and Liquidity

As of September 30, 2014, CoreSite had $305.3 million of total long-term debt, correlating to 2.3 times third-quarter annualized adjusted EBITDA and $420.3 million of long-term debt and preferred stock, correlating to 3.2 times third-quarter annualized adjusted EBITDA.

At quarter end, CoreSite had $9.3 million of cash available on its balance sheet and $192.4 million of capacity available under its credit facility.

Dividend

On August 29, 2014, CoreSite announced a dividend of $0.35 per share of common stock and common stock equivalents for the third quarter of 2014. The dividend was paid on October 15, 2014, to shareholders of record on September 30, 2014.

CoreSite also announced on August 29, 2014, a dividend of $0.4531 per share of Series A preferred stock for the period July 15, 2014, to October 14, 2014. The preferred dividend was paid on October 15, 2014, to shareholders of record on September 30, 2014.

2014 Guidance

Excluding a previously-disclosed one-time charge of $0.02 per share and unit in the first quarter and a one-time net benefit recorded in the second quarter in the amount of $0.06 per share, CoreSite is increasing its guidance of FFO per diluted share and unit to a range of $2.12 to $2.16 from the previous range of $2.07 to $2.15. Including the above-referenced one-time items, CoreSite is increasing its 2014 guidance of FFO per diluted share and unit to a range of $2.16 to $2.20.

In addition, CoreSite is revising its 2014 guidance for net income attributable to common shares to a range of $0.59 to $0.63 per diluted share from the previous range of $0.61 to $0.69 per diluted share. The difference between FFO and net income is attributable to real estate depreciation and amortization.

This outlook is predicated on current economic conditions, internal assumptions about CoreSite’s customer base, and the supply and demand dynamics of the markets in which CoreSite operates. The guidance does not include the impact of any future financing, investment or disposition activities, beyond what has already been disclosed.

Upcoming Conferences and Events

CoreSite will participate in NAREIT’s REITWorld conference from November 5 through November 7 at the Atlanta Marriott Marquis in Atlanta, GA and the 2014 RBC Capital Markets’ Technology, Internet, Media and Telecommunications Conference on November 11 at the Westin Times Square in New York City.

Conference Call Details

CoreSite will host a conference call on October 30, 2014, at 12:00 p.m., Eastern time (10:00 a.m., Mountain Time), to discuss its financial results, current business trends and market conditions.

The call can be accessed live over the phone by dialing 877-407-3982 for domestic callers or 201-493-6780 for international callers. A replay will be available shortly after the call and can be accessed by dialing 877-870-5176 for domestic callers or 858-384-5517 for international callers. The passcode for the replay is 13591009. The replay will be available until November 6, 2014.

Interested parties may also listen to a simultaneous webcast of the conference call by logging on to CoreSite’s website at www.CoreSite.com and clicking on the “Investors” tab. The on-line replay will be available for a limited time beginning immediately following the call.

About CoreSite

CoreSite Realty Corporation (NYSE:COR) delivers secure, reliable, high-performance data center solutions across eight key North American markets.  More than 800 of the world’s leading enterprises, network operators, cloud providers, and supporting service providers choose CoreSite to connect, protect and optimize their performance-sensitive data, applications and computing workloads.  Our scalable, flexible solutions and 350+ dedicated employees consistently deliver unmatched data center options — all of which leads to a best-in-class customer experience and lasting relationships.  For more information, visit www.CoreSite.com.

CoreSite Investor Relations Contact

Greer Aviv | CoreSite Investor Relations Director
+1 303.405.1012 | +1 303.222.7276
Greer.Aviv@CoreSite.com

Forward Looking Statements

This earnings release and accompanying supplemental information may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond CoreSite’s control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. These risks include, without limitation: the geographic concentration of the company’s data centers in certain markets and any adverse developments in local economic conditions or the demand for data center space in these markets; fluctuations in interest rates and increased operating costs; difficulties in identifying properties to acquire and completing acquisitions; significant industry competition; the company’s failure to obtain necessary outside financing; the company’s failure to qualify or maintain its status as a REIT; financial market fluctuations; changes in real estate and zoning laws and increases in real property tax rates; and other factors affecting the real estate industry generally. All forward-looking statements reflect the company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission.

Consolidated Balance Sheet

(in thousands)

	September 30, 2014	December 31, 2013
Assets:
Investments in real estate:
Land	$79,929	$78,983
Building and building improvements	772,791	717,007
Leasehold improvements	102,267	95,218
	954,987	891,208
Less: Accumulated depreciation and amortization	(200,588)	(155,704)
Net investment in operating properties	754,399	735,504
Construction in progress	171,476	157,317
Net investments in real estate	925,875	892,821
Cash and cash equivalents	9,268	5,313
Accounts and other receivables, net	11,279	10,339
Lease intangibles, net	7,940	11,028
Goodwill	41,191	41,191
Other assets	67,145	55,802
Total assets	$1,062,698	$1,016,494

Liabilities and equity:
Liabilities
Revolving credit facility	$205,250	$174,250
Senior unsecured term loan	100,000	—
Mortgage loan payable	—	58,250
Accounts payable and accrued expenses	38,979	48,978
Accrued dividends and distributions	18,968	18,804
Deferred rent payable	9,196	9,646
Acquired below-market lease contracts, net	5,808	6,681
Prepaid rent and other liabilities	18,161	11,578
Total liabilities	396,362	328,187

Stockholders’ equity
Series A cumulative preferred stock	115,000	115,000
Common stock, par value $0.01	212	209
Additional paid-in capital	272,771	267,465
Accumulated other comprehensive income	200	—
Distributions in excess of net income	(63,084)	(50,264)
Total stockholders’ equity	325,099	332,410
Noncontrolling interests	341,237	355,897
Total equity	666,336	688,307

Total liabilities and equity	$1,062,698	$1,016,494

Consolidated Statement of Operations

(in thousands, except share and per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Operating revenues:
Data center revenue:
Rental revenue	$38,315	$36,938	$33,428	$110,152	$97,092
Power revenue	18,687	16,575	15,979	51,264	43,994
Interconnection revenue	9,169	8,591	7,441	25,819	21,066
Tenant reimbursement and other	2,328	1,627	1,873	6,711	5,432
Total data center revenue	68,499	63,731	58,721	193,946	167,584
Office, light industrial and other revenue	2,016	1,951	1,914	5,982	5,809
Total operating revenues	70,515	65,682	60,635	199,928	173,393
Operating expenses:
Property operating and maintenance	20,043	18,534	17,368	54,866	47,013
Real estate taxes and insurance	3,073	(980)	2,226	5,059	6,750
Depreciation and amortization	20,914	19,504	16,424	58,300	48,634
Sales and marketing	3,806	3,747	3,206	11,141	10,931
General and administrative	7,145	6,732	7,045	21,582	20,225
Rent	5,113	5,070	5,082	15,249	14,631
Impairment of internal-use software	—	1,037	—	1,959	—
Transaction costs	49	9	25	62	279
Total operating expenses	60,143	53,653	51,376	168,218	148,463

Operating income	10,372	12,029	9,259	31,710	24,930

Interest income	1	2	14	5	18
Interest expense	(1,361)	(1,415)	(708)	(3,949)	(1,930)
Income before income taxes	9,012	10,616	8,565	27,766	23,018
Income tax (expense) benefit	(22)	22	(56)	(20)	(435)
Net income	8,990	10,638	8,509	27,746	22,583

Net income attributable to noncontrolling interests	3,759	4,670	3,524	11,730	8,962
Net income attributable to CoreSite Realty Corporation	5,231	5,968	4,985	16,016	13,621
Preferred dividends	(2,084)	(2,085)	(2,084)	(6,253)	(6,253)
Net income attributable to common shares	$3,147	$3,883	$2,901	$9,763	$7,368

Net income per share attributable to common shares:
Basic	$0.15	$0.18	$0.14	$0.46	$0.35
Diluted	$0.14	$0.18	$0.14	$0.45	$0.34

Weighted average common shares outstanding:
Basic	21,214,825	21,131,077	20,871,504	21,113,700	20,793,596
Diluted	21,708,759	21,604,730	21,479,971	21,679,931	21,465,710

Reconciliations of Net Income to FFO

(in thousands, except share and per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Net income	$8,990	$10,638	$8,509	$27,746	$22,583
Real estate depreciation and amortization	18,988	18,163	15,443	53,987	45,894
FFO	$27,978	$28,801	$23,952	$81,733	$68,477
Preferred stock dividends	(2,084)	(2,085)	(2,084)	(6,253)	(6,253)
FFO available to common shareholders and OP unit holders	$25,894	$26,716	$21,868	$75,480	$62,224

Weighted average common shares outstanding - diluted	21,708,759	21,604,730	21,479,971	21,679,931	21,465,710
Weighted average OP units outstanding - diluted	25,360,847	25,360,847	25,353,942	25,360,847	25,353,787
Total weighted average shares and units outstanding - diluted	47,069,606	46,965,577	46,833,913	47,040,778	46,819,497

FFO per common share and OP unit - diluted	$0.55	$0.57	$0.47	$1.60	$1.33

Funds From Operations “FFO” is a supplemental measure of our performance which should be considered along with, but not as an alternative to, net income and cash provided by operating activities as a measure of operating performance and liquidity. We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment write-downs of depreciable real estate, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. FFO attributable to common shares and units represents FFO less preferred stock dividends declared during the period.

Our management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

We offer this measure because we recognize that FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. FFO is a non-GAAP measure and should not be considered a measure of liquidity, an alternative to net income, cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. In addition, our calculations of FFO are not necessarily comparable to FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. Investors in our securities should not rely on these measures as a substitute for any GAAP measure, including net income.

Reconciliation of earnings before interest, taxes, depreciation and amortization (EBITDA):

(in thousands)

	Three Months Ended			Nine Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Net income	$8,990	$10,638	$8,509	$27,746	$22,583
Adjustments:
Interest expense, net of interest income	1,360	1,413	694	3,944	1,912
Income tax (benefit) expense	22	(22)	56	20	435
Depreciation and amortization	20,914	19,504	16,424	58,300	48,634
EBITDA	$31,286	$31,533	$25,683	$90,010	$73,564
Non-cash compensation	1,518	1,532	1,759	4,766	5,337
Transaction costs / litigation	49	9	25	288	529
Impairment of internal-use software	—	1,037	—	1,959	—
Adjusted EBITDA	$32,853	$34,111	$27,467	$97,023	$79,430

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We calculate adjusted EBITDA by adding our non-cash compensation expense, transaction costs and litigation expense and impairment charges to EBITDA as well as adjusting for the impact of gains or losses on early extinguishment of debt. Management uses EBITDA and adjusted EBITDA as indicators of our ability to incur and service debt. In addition, we consider EBITDA and adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation and interest, which permits investors to view income from operations without the impact of non-cash depreciation or the cost of debt. However, because EBITDA and adjusted EBITDA are calculated before recurring cash charges including interest expense and taxes, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utilization as a cash flow measurement is limited.